Exhibit (p)

Board of Trustees

Booster Income Opportunities Fund

1745 S Naperville Rd., Suite 200

Wheaton, IL, 60189

Re:	Initial Capital Investment

Dear Board Members:

In connection with the initial capitalization of the Trust, I will invest the initial $100,000 of seed capital into the Trust as required by Section 14 of the Investment Company Act of 1940, as amended.

I, Dean Zayed, of ZAYED RIA LLC, hereby represent that the purchase of $100,000 of the Fund’s shares is for investment purposes only, and not for distribution or resale to the public.

Sincerely,

By:	/s/ Dean Zayed
Name:	Dean Zayed
Title:	Chief Executive Officer

Date: 08/14/2024

ACCEPTANCE:

The foregoing Letter is hereby accepted.

Booster Income Opportunities Fund

By:	/s/ Dean Zayed
Name:	Dean Zayed
Title:	President and Principal Executive Officer of the Fund

Date: 08/14/2024